July 12, 2007

BCE Inc.

1000, de la Gauchetiere West

Suite 3700

Montreal, QC H3B 4Y7

Attention: Michael J. Sabia, President and Chief Executive Officer

Dear Sirs:

The undersigned refers to the Definitive Agreement dated as of June 29, 2007 (the “Definitive Agreement”) between BCE Inc., a corporation existing under the laws of Canada (the “Company”), and 6796508 Canada Inc., a corporation incorporated under the laws of Canada (the “Purchaser”).

The Purchaser hereby agrees to amend Exhibit I to Schedule A of the Definitive Agreement (being the Plan of Arrangement) by adding the following rows into Exhibit I of Schedule A:

Series AB	$25.50*

Series AD	$25.50*

Except as expressly amended hereby, the Definitive Agreement (including all schedules and exhibits thereto) is and shall remain in full force and effect, and this letter agreement shall operate only as an amendment of the Definitive Agreement to the extent expressly set forth herein.

This letter agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Québec and the laws of Canada applicable therein, and shall be construed and treated in all respects as a Québec contract.

If you are in agreement with the foregoing, please sign in the space indicated below and return a copy of the same to the attention of the undersigned.

Yours very truly,

6796508 CANADA INC.

Per: (signed) “Dean Metcalf”

Name: Title:	Dean Metcalf Authorized Signing Officer

Acknowledged and agreed to this 12th day of July, 2007.

BCE INC.

Per: (signed) “Martine Turcotte”

Name: Title:	Martine Turcotte Chief Legal Officer